Exhibit 99.2
May 14, 2008
Dear Fellow Shareholder:
Indian Village Bancorp, Inc. is very pleased to announce that we have signed a definitive agreement to merge with CSB Bancorp, Inc. Subject to the receipt of shareholder and regulatory approvals and the satisfaction of other customary closing conditions, Indian Village Community Bank and Indian Village Bancorp, Inc. will be merged with and into The Commercial & Savings Bank and CSB Bancorp, Inc. The merger was unanimously approved by both companies’ boards of directors.
Under the terms of the agreement, Indian Village shareholders will receive .7611 shares of CSB stock, on a tax-free basis, and a taxable cash payment of $4.375 for each share of Indian Village stock.
The transaction, which we expect to close late in the third quarter or early in the fourth quarter of this year, will provide a strong capital and liquidity base from which to continue serving Indian Village’s primary market areas in and around Gnadenhutten, New Philadelphia and North Canton.
CSB is a $340 million financial holding company headquartered in Millersburg, Ohio with ten retail banking centers located in Tuscarawas, Holmes and Wayne counties. CSB offers a full complement of personal and commercial banking services and products, including advanced cash management, trust and brokerage. CSB has been providing deposit and lending services to its customers through The Commercial & Savings Bank for 129 years.
Upon consummation of the merger transaction, CSB will have thirteen offices in four counties, with 17 ATM’s and total deposits exceeding $300 million. On a proforma basis as of March 31, 2008, the combined entity will be the largest independent community bank in the four county Tuscarawas, Stark, Wayne and Holmes area.
CSB expects to retain the majority of Indian Village employees, so our customers will continue dealing with many of the same people they’ve come to know and depend upon for many years.
CSB’s common stock is traded under the symbol CSBB on the Over-the-Counter Bulletin Board. There are over 1,100 shareholders of record of CSB common stock. In the past five years, CSB has paid out approximately one half of its annual after-tax earnings in quarterly cash dividends. The current cash dividend yields 4% on an annualized basis as a percentage of CSB’s current stock price.
In the coming months you will be receiving a proxy statement / prospectus further explaining the details of this exciting transaction. I urge you to read the materials carefully because they will contain further important information.

Sincerely,
Marty R. Lindon
President and Chief Executive Officer
Indian Village Bancorp, Inc.
Additional Information
CSB will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 concerning the merger transaction. The Registration Statement will include a combined prospectus for the offer and sale of CSB common stock to Indian Village’s shareholders as well as a proxy statement of Indian Village for the solicitation of proxies from its shareholders for use at the meeting at which the merger transaction will be voted upon. The combined prospectus and proxy statement and other documents filed by CSB with the SEC will contain important information about CSB, Indian Village, and the merger transaction. We urge investors and Indian Village shareholders to read carefully the combined prospectus and proxy statement and other documents filed with the SEC, including any amendments or supplements also filed with the SEC. Indian Village shareholders in particular should read the combined prospectus and proxy statement carefully before making a decision concerning the merger transaction. Investors and shareholders will be able to obtain a free copy of the combined prospectus and proxy statement — along with other filings containing information about CSB — at the SEC’s website at http://www.sec.gov. Copies of the combined prospectus and proxy statement, and the filings with the SEC incorporated by reference in the combined prospectus and proxy statement, can also be obtained free of charge by directing a request to CSB Bancorp, Inc., 91 North Clay Street, P.O. Box 232, Millersburg, Ohio 44654, Attention: Ms. Paula Meiler, Chief Financial Officer, telephone (330) 674-9015.
This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities nor shall there be any sale of securities in any jurisdiction in which the offer, solicitation, or sale is unlawful before registration or qualification of the securities under the securities laws of the jurisdiction. No offer of securities shall be made except by means of a prospectus satisfying the requirements of Section 10 of the Securities Act of 1933, as amended.
Forward-Looking Statements
This press release contains forward-looking statements about CSB, Indian Village and their respective subsidiaries. Forward-looking statements — as defined in the Private Securities Litigation Reform Act of 1995 — are necessarily subject to many risks and uncertainties that could cause CSB’s and Indian Village’s actual results to differ materially from expected results. Factors that could cause actual results to differ from expected results include changing interest rates, foreclosure rates and other economic and financial market conditions, competition, regulatory actions and changes in laws, ability to execute CSB’s and Indian Village’s business plans, and other factors. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment solely as of the date hereof.